Exhibit 99.1

Citizens Financial Group, Inc. Reports Fourth Quarter Net Income of

$666 Million and Diluted EPS of $1.35

Results include a $317 million after-tax net benefit, or $0.64 per diluted share, from notable items

Underlying net income up 24% and Underlying diluted EPS up 29% from fourth quarter 2016*

ROTCE of 19.9%, and Underlying ROTCE of 10.4% in fourth quarter 2017*

2017 net income of $1.7 billion and $3.25 diluted EPS

2017 Underlying net income of $1.3 billion up 28% and diluted EPS of $2.58 up 34% from Adjusted 2016*

Positive operating leverage of 6.8% year on year on an Underlying basis*

PROVIDENCE, RI (January 19, 2018) Citizens Financial Group, Inc. (NYSE: CFG or “Citizens”) today reported fourth quarter net income of $666 million, or $1.35 per diluted common share, compared with fourth quarter 2016 net income of $282 million, or $0.55 per diluted common share. Fourth quarter 2017 Return on Average Tangible Common Equity* (“ROTCE”) of 19.9% compares with fourth quarter 2016 of 8.4%. Full year 2017 net income available to common stockholders of $1.64 billion and diluted EPS of $3.25 compares with 2016 net income of $1.03 billion and diluted EPS of $1.97. 2017 ROTCE* of 12.3% compares with 7.7% in 2016.

Fourth quarter 2017 results included a $317 million after-tax net benefit from notable items including a benefit related to the Company’s net deferred tax liability in connection with the December 2017 Tax Legislation, partially offset by investments in our colleagues and communities, as well as a $17 million gain on the sale of a Troubled Debt Restructuring Portfolio offset by other notable items largely associated with our efficiency initiatives (“TDR Transaction II”).

Notable items*	4Q17			FY 2017			FY 2016
($s in millions, except per share data)	Pre-tax	After-tax	EPS impact	Pre-tax	After-tax	EPS impact	Pre-tax	After-tax	EPS impact
2017 Tax Legislation-related notable items*
Tax Legislation DTL adjustment	$—	$331	$0.67	$—	$331	$0.66
Colleague & community investment	(22)	(13)	(0.03)	(22)	(13)	(0.03)

Net 2017 Tax Legislation-related notable items	$(22)	$318	$0.64	$(22)	$318	$0.63
TDR transaction gain	$17	$10	$0.02	$17	$10	$0.02	$64	$40	$0.08
Other notable items	(18)	(11)	(0.02)	(18)	(11)	(0.02)	(33)	(21)	(0.04)

TDR gain net of other notable items	$(1)	$(1)	$(0.00)	$(1)	$(1)	$(0.00)	$31	$19	$0.04
1Q17 State tax settlement				—	23	0.04

Total notable items	$(23)	$317	$0.64	$(23)	$340	$0.67	$31	$19	$0.04

On an Underlying basis,* fourth quarter 2017 net income available to common stockholders of $349 million, or $0.71 per diluted share, increased 24% and 29%, respectively, from fourth quarter 2016 and increased 2% and 4%, respectively, from third quarter 2017. Underlying fourth quarter 2017 ROTCE* of 10.4% improved from 10.1% in third quarter 2017 and 8.4% in fourth quarter 2016. On an Adjusted/Underlying basis,* full year 2017 net income available to common stockholders of $1.3 billion, increased 28% and diluted EPS of $2.58 increased 34% from 2016 levels. Full year 2017 ROTCE* of 12.3% compares to 7.7% in 2016. On an Adjusted/Underlying basis,* 2017 ROTCE of 9.8% compares with 7.6% in 2016.

*	Please see important information on Key Performance Metrics and Non-GAAP Financial Measures at the end of this release for an explanation of our use of these metrics and non-GAAP financial measures and their reconciliation to GAAP financial measures. 4Q17 after-tax notable items excluded from our “Underlying” results reflect a $10 million gain on a TDR portfolio sale offset by $11 million of other notable items (“TDR Transaction II”) and a $331 million benefit relating to the December 2017 Tax Legislation, partially offset by $13 million of other notable items. December 2017 Tax Legislation benefit amounts are estimated as of December 31, 2017 and may be subject to adjustment during 2018. “Underlying” results, as applicable, also exclude a 1Q17 $23 million benefit related to the settlement of certain state tax matters and reclassify 2Q17 results for the pre-tax impact of $26 million of lease asset impairments to reflect their credit-related impact. 3Q16 after-tax notable items excluded from our “Adjusted” results reflect a $19 million gain on a TDR portfolio sale less other notable items (“TDR Transaction”). Where there is a reference to “Adjusted”, “Underlying” or “Adjusted/Underlying” results in a paragraph, all measures that follow these references are on the same basis, when applicable. Current reporting-period regulatory capital ratios are preliminary.

Citizens Financial Group, Inc.

Citizens announced today that its board of directors declared a 22% increase in its quarterly cash dividend to $0.22 per common share. The dividend is payable on February 15, 2018 to shareholders of record at the close of business on February 1, 2018.

“We are pleased to report another quarter of strong results to cap what has been an exceptional year for Citizens,” said Chairman and Chief Executive Officer Bruce Van Saun. “We are executing well and running the bank better and better, as evidenced by the 6.8% year on year operating leverage, ROTCE reaching 10.4% in the fourth quarter, and consistent progress in delivering well for our customers, colleagues and communities. We enter 2018 with solid momentum, and are pleased to raise our dividend today by a further 22%.”

Fourth Quarter 2017 vs. Third Quarter 2017

Key Highlights

•	Fourth quarter highlights include ROTCE of 19.9% and Underlying ROTCE* of 10.4%. Underlying results* reflect revenue growth of 2% driven by strength in net interest income given continued loan growth and a three basis point improvement in net interest margin. Provision expense increased modestly from relatively low third quarter levels.

•	Results reflect an efficiency ratio of 61%, which includes the impact of $40 million of notable expense items. On an Underlying basis,* operating leverage was 1.6% and the efficiency ratio improved 91 basis points to 58.5%.

•	Tangible book value per common share of $27.48 increased by 2%. Fully diluted average common shares outstanding decreased by 8.4 million shares.

Results

•	Total revenue of $1.5 billion increased 3% including the $17 million benefit tied to notable items; on an Underlying basis,* total revenue of $1.5 billion increased 2%.

•	Net interest income of $1.1 billion increased $18 million, reflecting 1% average loan growth and a three basis point improvement in net interest margin to 3.08% from third quarter levels that included a two basis point benefit tied to higher commercial loan interest recoveries.

•	Net interest margin reflects improved yields on interest-earning assets, including the benefit of higher short-term interest rates and balance sheet optimization, partially offset by higher funding costs.

•	Noninterest income of $404 million increased $23 million, which includes a $17 million benefit from notable items. Underlying noninterest income* of $387 million increased 2%, driven by strength in foreign exchange and interest rate products, trust and investment services fees and other income.

•	Noninterest expense of $898 million increased $40 million, driven by the impact of notable items. On an Underlying basis,* noninterest expense of $858 million was stable, as lower other operating expense and salaries and employee benefits were offset by an increase in outside services, which included costs associated with our strategic initiatives.

•	Provision for credit losses of $83 million increased modestly from relatively low third quarter levels.

•	Efficiency ratio of 60.5%, 58.5% on an Underlying basis,* compares with 59.4% in third quarter 2017; ROTCE of 19.9%, 10.4% on an Underlying basis,* improved from 10.1% in the third quarter 2017.

Balance Sheet

•	Average interest-earning assets increased $950 million, driven by an increase in loans, with particular strength in retail.

•	Average deposits increased $806 million, driven by growth in term and demand, partially offset by a decrease in checking with interest.

Citizens Financial Group, Inc.

•	Nonperforming loans and leases (“NPLs”) to total loans and leases ratio of 0.79% improved from 0.85%, reflecting a reduction in commercial NPLs. Allowance coverage of NPLs increased to 142% from 131%.

•	Net charge-offs of 28 basis points increased modestly from third quarter levels.

•	Capital strength remains robust, with a preliminary common equity tier 1 (“CET1”) risk-based capital ratio of 11.1%; 11.2% including a pro forma benefit tied to an anticipated FASB accounting standards change related to Tax Legislation.

•	Repurchased 8.8 million shares of common stock in the quarter, and including common dividends, returned $424 million in capital to shareholders.

•	Average loan-to-deposit ratio remained relatively stable at 97.8%; Period-end loan-to-deposit ratio improved to 96.7%.

Fourth Quarter 2017 vs. Fourth Quarter 2016

Key Highlights

•	Fourth quarter results reflect a 136% increase in net income available to common stockholders, which includes the impact of the 2017 Tax Legislation and other notable items. Underlying net income available to common stockholders* increased 24% led by revenue growth of 8%, with a 10% increase in net interest income and 3% increase in noninterest income.

•	Results, including the impact of notable items, reflect operating leverage of 2.9%, efficiency ratio of 61% and ROTCE of 19.9%. On an Underlying basis,* operating leverage of 6.4% reflects continued strong focus on top-line growth and expense management, with a 3.7% improvement in the efficiency ratio to 58.5% and a 2.0% improvement in ROTCE to 10.4%.*

•	Fully diluted average common shares outstanding decreased by 20.1 million shares.

Results

•	Total revenue of $1.5 billion increased $121 million, or 9%; on an Underlying basis,* total revenue increased $104 million, or 8%, driven by strength in both net interest income and noninterest income.

•	Net interest income increased 10% given 4% growth in average loans and an 18 basis point improvement in net interest margin.

•	Net interest margin of 3.08% reflects improved loan yields driven by the continued focus on balance sheet optimization and the benefit of higher rates, partially offset by an increase in funding costs.

•	Noninterest income of $404 million increased $27 million, which includes a $17 million benefit tied to notable items. On an Underlying basis,* noninterest income increased 3% driven by strength in trust and investment services fees, card fees and capital markets fees partially offset by lower mortgage banking fees and other income.

•	Noninterest expense increased 6% from fourth quarter 2016 driven by the impact of $40 million of notable items. On an Underlying basis,* noninterest expense increased 1%, largely reflecting higher salaries and employee benefits expense and higher outside services expense, driven by the impact of strategic growth initiatives, partially offset by lower other operating expense, largely due to fraud, legal and regulatory costs.

•	Provision for credit losses decreased $19 million, or 19%, reflecting strong overall portfolio credit quality and lower net charge-offs.

•	ROTCE of 19.9% improved by 11.5%, and Underlying ROTCE of 10.4% improved by 2.0%, from 8.4%.*

Citizens Financial Group, Inc.

Balance Sheet

•	Average interest-earning assets increased $3.7 billion, or 3%, driven by growth in loans and loans held for sale with a 5% increase in retail and a 3% increase in commercial.

•	Average deposits increased $4.6 billion, or 4%, on strength in term, checking with interest, savings and demand deposits.

•	NPLs to total loans and leases ratio of 0.79% improved from 0.97%, reflecting a decrease in retail driven by real estate secured portfolios, as well as a reduction in commercial, largely tied to commodities-related credits. Allowance coverage of NPLs of 142% improved from 118%.

•	Net charge-offs of 28 basis points of loans improved from 39 basis points in fourth quarter 2016, reflecting improved results in commercial and retail.

Full-Year 2017 vs. Full-Year 2016

•	Total revenue of $5.7 billion increased $452 million, or 9%. Adjusted/Underlying revenue growth* of $513 million, or 10%, was driven by an 11% increase in net interest income and a 7% increase in noninterest income. Net interest income results reflect 6% average loan growth and a 16 basis point improvement in net interest margin.

•	Noninterest expense of $3.5 billion increased 4% driven by the impact of notable items. On an Adjusted/Underlying basis,* noninterest expense increased 3%.

•	Efficiency ratio of 60.9% improved 293 basis points. On an Adjusted/Underlying basis, the efficiency ratio of 60.0% improved 396 basis points and positive operating leverage was 6.8%.*

•	Net income available to common stockholders increased 59%. Adjusted/Underlying net income* was up 28%.

•	ROTCE of 12.3% improved by 4.6%. Adjusted/Underlying ROTCE of 9.8% increased by 2.2%.*

•	Capital strength remains robust, with a common equity tier 1 (“CET1”) risk-based capital ratio of 11.1%.

•	Average loan-to-deposit ratio remained relatively stable at 98.3%; period-end loan-to-deposit ratio improved to 96.7%.

•	Tangible book value per common share of $27.48 increased by 7%.

•	Returned $1.1 billion to common shareholders including dividends and share repurchases, a 70% increase compared to 2016.

Update on Plan Execution

Consumer Banking

•	Performance paced by solid loan and deposit growth. Strong progress in data analytics and digital strategies, as well as in efforts to further enhance customer journeys and overall experience.

•	Wealth management business continues to build scale and add capabilities highlighted by the launch of SpeciFiSM, its new digital and investment advisory platform. Continued progress in migrating sales mix toward fee-based products with fee-based investment sales up 70% in 2017.

•	Continued progress on repositioning the mortgage business, with better focus on branches and progress in building out a direct-to-consumer product offering. Conforming mortgages reached 45% of originations in fourth quarter 2017.

Commercial Banking

•	Strong growth in 2017 fee income was paced by record results in Capital Markets, with strong performance in loan syndications, bond underwriting and M&A and advisory fees, and solid growth in card fees.

Citizens Financial Group, Inc.

•	Continued balance sheet and customer growth, with full year 2017 growth of 6% in average loans and loans held for sale compared with full year 2016, reflecting strength in Mid-corporate and Private Equity and Commercial Real Estate, as well as the impact of our geographic expansion strategies, partially offset by a planned reduction in Asset Finance.

Efficiency and balance sheet optimization initiatives

•	TOP IV Program, which includes both efficiency and revenue initiatives, is underway and on track to meet end of 2018 run-rate pre-tax benefit of $95-$110 million.

•	Balance Sheet Optimization initiatives to shift loan portfolio mix to higher-return categories continue to deliver benefits, with an estimated benefit of approximately 8 basis points on net interest margin year over year.

	Quarterly trends							Full Year
Earnings highlights				4Q17 change from						2017 change
($s in millions, except per share data)	4Q17	3Q17	4Q16	3Q17		4Q16		2017	2016	from 2016
				$		$		$	$	$
Earnings
Net interest income	$1,080	$1,062	$986	$18		$94		$4,173	$3,758	$415
Noninterest income	404	381	377	23		27		1,534	1,497	37
Total revenue	1,484	1,443	1,363	41		121		5,707	5,255	452
Noninterest expense	898	858	847	40		51		3,474	3,352	122
Pre-provision profit	586	585	516	1		70		2,233	1,903	330
Provision for credit losses	83	72	102	11		(19)		321	369	(48)

Net income	666	348	282	318		384		1,652	1,045	607
Preferred dividends	—	7	—	(7)		—		14	14	—
Net income available to common stockholders	$666	$341	$282	$325		$384		$1,638	$1,031	$607

After-tax notable Items	317	—	—	317		317		340	19	321

Adjusted/underlying net income available to common stockholders*	$349	$341	$282	$8		$67		$1,298	$1,012	$286

Average common shares outstanding
Basic (in millions)	492.1	500.9	512.0	(8.7)		(19.9)		502.2	522.1	(19.9)
Diluted (in millions)	493.8	502.2	513.9	(8.4)		(20.1)		503.7	523.9	(20.2)
Diluted earnings per share	$1.35	$0.68	$0.55	$0.67		$0.80		$3.25	$1.97	$1.28

Adjusted/underlying diluted earnings per share*	$0.71	$0.68	$0.55	$0.03		$0.16		$2.58	$1.93	$0.65

Key performance metrics*
Net interest margin	3.08%	3.05%	2.90%	3	bps	18	bps	3.02%	2.86%	16	bps
Effective income tax rate	(32.4)	32.2	31.9	NM		NM		13.6	31.9	NM
Efficiency ratio	61	59	62	111		(166)		61	64	(293)
Adjusted/underlying efficiency ratio*	59	59	62	(91)		(368)		60	64	(396)
Return on average common equity	13.5	6.9	5.7	659		776		8.3	5.2	312
Return on average tangible common equity	19.9	10.1	8.4	979		NM		12.3	7.7	461
Adjusted/underlying return on average tangible common equity*	10.4	10.1	8.4	30		200		9.8	7.6	219
Return on average total assets	1.75	0.92	0.76	83		99		1.10	0.73	37
Adjusted/Underlying return on average total tangible assets	0.96%	0.96%	0.79%	—	bps	17	bps	0.91%	0.75%	16	bps

Capital adequacy(1,2)
Common equity tier 1 capital ratio	11.1%	11.1%	11.2%					11.1%	11.2%
Total capital ratio	13.8	13.8	14.0					13.8	14.0
Tier 1 leverage ratio	9.9%	9.9%	9.9%					9.9%	9.9%

Asset quality(2)
Total nonperforming loans and leases as a % of total loans and leases	0.79%	0.85%	0.97%	(6	) bps	(18	) bps	0.79%	0.97%	(18	) bps
Allowance for loan and lease losses as a % of loans and leases	1.12	1.11	1.15	1		(3)		1.12	1.15	(3)
Allowance for loan and lease losses as a % of nonperforming loans and leases	142	131	118	NM		NM		142	118	NM
Net charge-offs as a % of average loans and leases	0.28%	0.24%	0.39%	4	bps	(11	) bps	0.28%	0.32%	(4	) bps

1)	Current reporting-period regulatory capital ratios are preliminary. Basel III ratio definitions impacting risk-weighted assets and qualifying Basel III capital fully phase in as of January 1, 2018.
2)	Capital adequacy and asset-quality ratios calculated on a period-end basis, except net charge-offs.

Citizens Financial Group, Inc.

Discussion of Results:

Fourth quarter 2017 results include a net $317 million, or $0.64 per diluted share, after-tax benefit from notable items, including a $331 million after-tax benefit for the adjustment of the company’s net deferred tax liability tied to the December 2017 Tax Legislation, partially offset by other notable items which reflect a $22.5 million investment in our colleagues and the communities we serve. Results also reflect a $17 million gain on the sale of a Troubled Debt Restructuring Portfolio (“TDR Transaction II”) that was offset by $18 million of other notable items largely associated with our efficiency and strategic growth initiatives. Fourth quarter 2017 EPS reflects an 8.4 million reduction in fully diluted average common shares outstanding from third quarter 2017 and a 20.1 million reduction from fourth quarter 2016.

Full year 2017 net income available to common stockholders includes a $340 million, or $0.67 per diluted share, after-tax benefit related to notable items compared with an after-tax benefit of $19 million in 2016. For 2017 results, second quarter 2017 impairments on aircraft lease assets of $26 million have been reclassified from income and expense line items to credit-related costs. Adding these costs to provision expense resulted in total 2017 underlying credit-related costs of $347 million. These lease impairments, which largely related to a non-core runoff portfolio, reduced noninterest income by $11 million and increased noninterest expense by $15 million.

All references to Adjusted/Underlying results* exclude the notable items as outlined in the table below.

Notable items*

($s in millions, except per share data)	4Q17	4Q17 change from 3Q17/4Q16	2017 Underlying Impact	2016 Adjusted Impact	Adjusted/Underlying 2017 vs 2016
Notable items 2017
Tax Legislation-related notable items*
Pre-tax total noninterest expense	$(22)	$(22)	$(22)	$—	$(22)
After-tax total noninterest expense	(13)	(13)	(13)	—	(13)
Deferred tax liability adjustment—Income taxes	331	331	331	—	331

Total pre-tax 2017 Tax Legislation-related notable items	$(22)	$(22)	$(22)	$—	$(22)
Total after-tax 2017 Tax Legislation-related notable items	$318	$318	$318	$—	$318

Other notable items
Pre-tax noninterest income	$17	$17	$6	$67	$(61)
After-tax noninterest income	10	10	3	41	(38)
Pre-tax total noninterest expense	(18)	(18)	(33)	(36)	3
After-tax total noninterest expense	(11)	(11)	(22)	(22)	—
Provision for credit losses			26	—	26
After-tax lease impairment credit-related costs			18	—	18

Total pre-tax other notable items	$(1)	$(1)	$(1)	$31	$(32)
1Q17 State tax settlement - income taxes			23	—	23
Total after-tax other notable items	$(1)	$(1)	$22	$19	$3

Total pre-tax notable items	$(23)	$(23)	$(23)	$31	$(54)
Total after-tax notable items	$317	$317	$340	$19	$321

Adjusted/Underlying diluted EPS*	$0.64	$0.64	$0.67	$0.04	$0.63

Fourth quarter 2017 net income available to common stockholders of $666 million increased $325 million, or 95%, from third quarter 2017 and $384 million, or 136%, from fourth quarter 2016. Diluted EPS of $1.35 increased $0.67, or 99%, from third quarter 2017 and $0.80, or 145%, from fourth quarter 2016.

Citizens Financial Group, Inc.

Underlying fourth quarter 2017 net income available to common stockholders* of $349 million increased $8 million, or 2%, with Underlying diluted EPS* of $0.71 up $0.03, or 4%, from third quarter 2017, reflecting continued revenue growth and expense discipline, which drove 1.6% positive operating leverage, a 1% improvement in the efficiency ratio and ROTCE* improvement to 10.4%.

Compared with fourth quarter 2016, fourth quarter 2017 Underlying net income to common stockholders* increased $67 million, or 24%, with diluted EPS up $0.16, or 29%, reflecting 8% revenue growth led by a 10% increase in net interest income and a 3% increase in noninterest income, which coupled with prudent expense management drove 6.4% operating leverage, a 3.7% improvement in the efficiency ratio and 2.0% improvement in ROTCE.*

Full year 2017 net income available to common stockholders of $1.6 billion increased $607 million, or 59%, from 2016, reflecting 9% revenue growth, partially offset by 4% growth in noninterest expense. Full year 2017 diluted EPS of $3.25 increased $1.28, or 65%, and reflects a 20.2 million reduction in average fully diluted shares outstanding.

On an Adjusted/Underlying basis,* full year 2017 net income available to common stockholders of $1.3 billion increased $286 million, or 28%, compared with full year 2016, as 11% growth in net interest income and 7% growth in noninterest income drove a 10% increase in revenue. Our disciplined expense management allowed us to generate operating leverage of 6.8% and led to a 4% reduction in the efficiency ratio. On an Adjusted/Underlying basis, full year 2017 diluted EPS of $2.58 increased $0.65, or 34%, while ROTCE improved by 2.2% to 9.8%.*

Net interest income				4Q17 change from
($s in millions)	4Q17	3Q17	4Q16	3Q17			4Q16
				$		%	$		%
Interest income:
Interest and fees on loans and leases and loans held for sale	$1,130	$1,104	$968	$26		2%	$162		17%
Investment securities	156	155	152	1		1	4		3
Interest-bearing deposits in banks	5	5	2	—		—	3		150

Total interest income	$1,291	$1,264	$1,122	$27		2%	$169		15%

Interest expense:
Deposits	$130	$123	$76	$7		6%	$54		71%
Federal funds purchased and securities sold under agreements to repurchase	1	1	—	—		—	1		NM
Other short-term borrowed funds	9	7	7	2		29	2		29
Long-term borrowed funds	71	71	53	—		—	18		34

Total interest expense	$211	$202	$136	$9		4%	$75		55%

Net interest income	$1,080	$1,062	$986	$18		2%	$94		10%

Net interest margin	3.08%	3.05%	2.90%	3	bps		18	bps

Net interest income of $1.1 billion increased $18 million, or 2%, from third quarter 2017, reflecting loan growth and a three basis point improvement in net interest margin to 3.08% from third quarter levels that included a two basis point benefit from higher commercial loan interest recoveries. The improvement in net interest margin reflects higher interest-earning asset yields tied to higher short-term interest rates and improving loan mix toward higher-return categories, partially offset by higher deposit and funding costs.

Compared to fourth quarter 2016, net interest income increased $94 million, or 10%, reflecting 4% growth in average loans and an 18 basis point improvement in net interest margin. The improvement in net interest margin reflects higher interest-earning

Citizens Financial Group, Inc.

asset yields given balance sheet optimization initiatives and higher rates, partially offset by a reduction in Federal Reserve Bank stock dividends and higher deposit and funding costs.

Noninterest Income				4Q17 change from
($s in millions)	4Q17	3Q17	4Q16	3Q17		4Q16
				$	%	$	%
Service charges and fees	$131	$131	$132	$—	—%	$(1)	(1)%
Card fees	56	58	50	(2)	(3)	6	12
Capital markets fees	42	53	37	(11)	(21)	5	14
Trust and investment services fees	42	38	34	4	11	8	24
Letter of credit and loan fees	31	30	29	1	3	2	7
Foreign exchange and interest rate products	32	24	31	8	33	1	3
Mortgage banking fees	28	27	36	1	4	(8)	(22)
Securities gains, net	2	2	3	—	—	(1)	(33)
Other income(1)	40	18	25	22	122	15	60

Noninterest income	$404	$381	$377	$23	6%	$27	7%

Notable items*	$17	$—	$—	$17	100	$17	100

Adjusted/Underlying noninterest income*	$387	$381	$377	$6	2%	$10	3%

1)	Other income includes bank-owned life insurance and other income.

Noninterest income of $404 million increased $23 million from third quarter 2017, which includes a $17 million benefit from notable items. Underlying noninterest income* of $387 million increased $6 million from third quarter as growth in foreign exchange and interest rate products, trust and investment services fees and other income was partially offset by lower capital markets and seasonally lower card fees. Capital Markets fees decreased $11 million from record third quarter levels, as a decrease in loan syndication and bond underwriting fees was partially offset by an increase in advisory fees. Trust and investment services fees increased $4 million, reflecting an increase in sales volume and productivity, and growth in managed money assets. Foreign exchange and interest rate products increased $8 million, reflecting an increase in demand for variable rate loan hedges relative to third quarter levels that were impacted by the timing of interest-rate moves and seasonality. Other income increased $5 million, reflecting an increase in hedging income and in leasing income, despite the impact of a $3 million impairment write-down on aircraft lease assets. Securities gains were modest and relatively stable with third quarter levels and partially offset the aircraft lease impairment recorded in other income.

Compared to fourth quarter 2016, noninterest income increased $27 million, which includes a $17 million benefit tied to notable items. On an Underlying basis,* noninterest income increased $10 million, or 3%, largely reflecting strength in trust and investment services fees, card fees, capital markets fees and letter of credit and loan fees, partially offset by lower mortgage banking fees. Card fees increased $6 million, reflecting the benefit of revised contract terms for processing fees and an increase in purchase volume. Capital markets fees increased $5 million, driven by the investments made to broaden our capabilities. Trust and investment services fees increased $8 million, reflecting improved sales volume and productivity, an increase in managed money assets and an increase in the number of financial consultants. Letter of credit and loan fees increased $2 million. Mortgage banking fees decreased $8 million from fourth quarter 2016 levels that included improved mortgage servicing rights (“MSR”) valuations and higher origination volumes.

Citizens Financial Group, Inc.

Noninterest expense				4Q17 change from
($s in millions)	4Q17	3Q17	4Q16	3Q17		4Q16
				$	%	$	%
Salaries and employee benefits	$449	$436	$420	$13	3%	$29	7%
Outside services	118	99	98	19	19	20	20
Occupancy	80	78	77	2	3	3	4
Equipment expense	67	65	69	2	3	(2)	(3)
Amortization of software	46	45	44	1	2	2	5
Other operating expense	138	135	139	3	2	(1)	(1)

Noninterest expense	$898	$858	$847	$40	5%	$51	6%

Adjusted/Underlying salaries and employee benefits*	$432	$436	$420	$(4)	(1)%	$12	3%
Adjusted/Underlying outside services*	106	99	98	7	7	8	8
Occupancy	80	78	77	2	3	3	4
Equipment expense	67	65	69	2	3	(2)	(3)
Amortization of software	46	45	44	1	2	2	5
Adjusted/Underlying other operating expense*	127	135	139	(8)	(6)	(12)	(9)

Adjusted/Underlying noninterest expense*	$858	$858	$847	$—	—%	$11	1%

Noninterest expense of $898 million increased $40 million from third quarter 2017, reflecting $40 million of notable items. Underlying noninterest expense* remained stable compared to third quarter as increases in outside services, occupancy and equipment expense were offset by decreases in salaries and benefits and other expense. Salaries and benefits expense decreased $4 million, reflecting lower incentives and seasonally lower payroll taxes. Outside services expense increased $7 million, driven by consumer strategic growth initiatives and technology initiatives. Occupancy expense increased $2 million, reflecting seasonality, and equipment expense increased $2 million driven by higher service contract costs. Other operating expense decreased $8 million, driven by lower legal and regulatory costs and lower advertising expense.

Compared with fourth quarter 2016, noninterest expense increased $51 million, driven by a $40 million increase related to notable items. Underlying noninterest expense* increased $11 million from fourth quarter 2016 levels as improvement in other operating expense was more than offset by increases in salaries and benefits, outside services and occupancy expense. Salaries and benefits increased $12 million driven by merit increases and the impact of hiring associated with strategic growth initiatives. Outside services increased $8 million tied to consumer strategic growth initiatives and technology initiatives. Occupancy expense increased $3 million reflecting costs associated with our branch strategy and maintenance. Other operating expense decreased $12 million driven by a reduction in fraud, legal and regulatory costs.

The effective tax rate for fourth quarter 2017 was (32.4)%, which includes a $331 million after-tax benefit for the adjustment of the company’s net deferred tax liability tied to the December 2017 Tax Legislation. Excluding this one-time benefit, the effective tax rate for fourth quarter 2017 was 33.7%, up from the third quarter 2017 effective tax rate of 32.2%, given the impact from our historic tax-credit investment program. The fourth quarter 2016 effective tax rate was 31.9%.

Citizens Financial Group, Inc.

Consolidated balance sheet review(1)				4Q17 change from
($s in millions)	4Q17	3Q17	4Q16	3Q17			4Q16
				$		%	$		%
Total assets	$152,336	$151,356	$149,520	$980		1%	$2,816		2%
Loans and leases and loans held for sale	111,335	111,375	108,294	(40)		—	3,041		3
Deposits	115,089	113,235	109,804	1,854		2	5,285		5
Average interest-earning assets (quarterly)	138,429	137,479	134,758	950		1	3,671		3
Stockholders’ equity	20,270	20,109	19,747	161		1	523		3
Stockholders’ common equity	20,023	19,862	19,499	161		1	524		3
Tangible common equity	$13,489	$13,512	$13,154	$(23)		—%	$335		3%
Loan-to-deposit ratio (period-end)(2)	96.7%	98.4%	98.6%	(162	)bps		(188	)bps
Loans to deposits ratio (avg balances) (2)	97.8	97.6	98.1	18	bps		(37	)bps
Common equity tier 1 capital ratio(3)	11.1	11.1	11.2
Total capital ratio(3)	13.8%	13.8%	14.0%

1)	Represents period end unless otherwise noted.
2)	Includes loans held for sale.
3)	Current reporting period regulatory capital ratios are preliminary. Basel III ratios assume that certain definitions impacting risk-weighted assets and qualifying Basel III capital fully phase in as of January 1, 2018.

Total assets of $152.3 billion at December 31, 2017 increased $980 million, or 1%, compared with September 30, 2017. Compared with December 31, 2016, total assets increased $2.8 billion, or 2%, driven by a $3.0 billion increase in loans and leases and loans held for sale.

Average interest-earning assets of $138.4 billion in fourth quarter 2017 were up $950 million compared with third quarter 2017 driven by an increase in loans and leases. Compared with fourth quarter 2016, average interest-earning assets increased $3.7 billion, or 3%, given growth in loans and leases, partially offset by a decrease in investments and interest bearing deposits.

Interest-earning assets				4Q17 change from
($s in millions)	4Q17	3Q17	4Q16	3Q17		4Q16
				$	%	$	%
Period-end interest-earning assets
Investments and interest-bearing deposits	$27,970	$27,368	$28,798	$602	2%	$(828)	(3)%
Commercial loans and leases	52,031	52,381	51,651	(350)	(1)	380	1
Retail loans	58,586	57,770	56,018	816	1	2,568	5
Total loans and leases	110,617	110,151	107,669	466	—	2,948	3
Loans held for sale, at fair value	497	500	583	(3)	(1)	(86)	(15)
Other loans held for sale	221	724	42	(503)	(69)	179	NM
Total loans and leases and loans held for sale	111,335	111,375	108,294	(40)	—	3,041	3

Total period-end interest-earning assets	$139,305	$138,743	$137,092	$562	—%	$2,213	2%

Average interest-earning assets
Investments and interest-bearing deposits	$27,212	$27,258	$27,667	$(46)	—%	$(455)	(2)%
Commercial loans and leases	52,310	52,151	51,032	159	—	1,278	3
Retail loans	58,140	57,333	55,502	807	1	2,638	5
Total loans and leases	110,450	109,484	106,534	966	1	3,916	4
Loans held for sale, at fair value	482	503	551	(21)	(4)	(69)	(13)
Other loans held for sale	285	234	6	51	22	279	NM
Total loans and leases and loans held for sale	111,217	110,221	107,091	996	1	4,126	4

Total average interest-earning assets	$138,429	$137,479	$134,758	$950	1%	$3,671	3%

Period-end investments and interest-bearing deposits of $28.0 billion as of December 31, 2017 increased $602 million, or 2%, from September 30, 2017. Compared with December 31, 2016, investments and interest-bearing deposits decreased $828 million, or 3%, largely reflecting a $951 million decrease in interest bearing deposits. At the end of fourth quarter 2017, the average effective duration of the securities portfolio increased to 3.9 years compared with 3.8 years at September 30, 2017, given higher long-term rates that drove a decrease in securities prepayment speeds. At December 31, 2016, the securities

Citizens Financial Group, Inc.

portfolio duration was 4.3 years, reflecting the impact of somewhat higher long-term rates and a steeper yield curve, which resulted in a decrease in prepayment speeds.

Period-end loans and leases of $110.6 billion at December 31, 2017 were relatively stable compared to September 30, 2017. Compared to December 31, 2016, period-end loans and leases increased $2.9 billion, or 3%, from $107.7 billion, reflecting a $2.6 billion increase in retail loans and a $380 million increase in commercial loans and leases.

Average loans and leases were up $966 million compared with third quarter 2017 as retail loans increased $807 million and commercial loans and leases increased $159 million. Retail loan growth reflects strength in mortgage, education and other unsecured retail loans, partially offset by lower home equity and auto balances. Commercial loan results largely reflect growth in Mid-corporate and Private Equity, as well as the impact of our geographic expansion strategies, partially offset by a planned reduction in Asset Finance and non-core.

Compared with fourth quarter 2016, average loans and leases increased $3.9 billion, or 4%, reflecting a $2.6 billion increase in retail loans and a $1.3 billion increase in commercial loans and leases. Retail loan growth was driven by education, mortgage and other unsecured retail, partially offset by lower home equity and auto balances. Commercial loan and lease growth was driven by strength in Mid-corporate and Private Equity, Commercial Real Estate and Franchise Finance, as well as the impact of our geographic expansion strategies, partially offset by a planned reduction in Asset Finance, lower line of credit utilization and lower non-core balances.

Deposits				4Q17 change from
($s in millions)	4Q17	3Q17	4Q16	3Q17		4Q16
				$	%	$	%
Period-end deposits
Demand deposits	$29,279	$28,643	$28,472	$636	2%	$807	3%
Checking with interest	22,229	21,756	20,714	473	2	1,515	7
Savings	9,518	9,470	8,964	48	1	554	6
Money market accounts	37,454	37,070	38,176	384	1	(722)	(2)
Term deposits	16,609	16,296	13,478	313	2	3,131	23

Total period-end deposits	$115,089	$113,235	$109,804	$1,854	2%	$5,285	5%

Average deposits
Demand deposits	$28,868	$28,041	$28,443	$827	3%	$425	1%
Checking with interest	21,459	21,909	20,268	(450)	(2)	1,191	6
Savings	9,473	9,491	8,826	(18)	—	647	7
Money market accounts	37,483	37,535	38,397	(52)	—	(914)	(2)
Term deposits	16,470	15,971	13,191	499	3	3,279	25

Total average deposits	$113,753	$112,947	$109,125	$806	1%	$4,628	4%

Total period-end deposits of $115.1 billion at December 31, 2017 increased $1.9 billion from September 30, 2017, reflecting an increase in demand deposits, checking with interest, money market accounts and term deposits. Compared with December 31, 2016, period-end total deposits increased $5.3 billion, or 5%, driven by strong growth in term deposits, checking with interest and demand deposits as well as savings, partially offset by a decline in money market accounts.

Fourth quarter 2017 average deposits of $113.8 billion increased $806 million, or 1%, from third quarter 2017, reflecting strong growth in demand and term deposits, partially offset by a decrease in checking with interest. Compared with fourth quarter 2016, average deposits increased $4.6 billion, or 4%, reflecting strong growth in term deposits, checking with interest and savings and modest growth in demand deposits, partially offset by a decline in money market accounts.

Citizens Financial Group, Inc.

Borrowed funds				4Q17 change from
($s in millions)	4Q17	3Q17	4Q16	3Q17		4Q16
				$	%	$	%
Period-end borrowed funds
Federal funds purchased and securities sold under agreements to repurchase	$815	$453	$1,148	$362	80%	$(333)	(29)%
Other short-term borrowed funds	1,856	1,505	3,211	351	23	(1,355)	(42)
Long-term borrowed funds	11,765	13,400	12,790	(1,635)	(12)	(1,025)	(8)

Total borrowed funds	$14,436	$15,358	$17,149	$(922)	(6)%	$(2,713)	(16)%

Average borrowed funds	$14,775	$14,567	$15,210	$208	1%	$(435)	(3)%

Total borrowed funds of $14.4 billion at December 31, 2017 decreased $922 million from September 30, 2017, reflecting a $1.6 billion decrease in long-term borrowings, primarily Federal Home Loan Bank or “FHLB” borrowings, partially offset by an increase of $713 million in short-term borrowings, reflecting an increase of $362 million in Federal funds purchased and repurchase agreements and an increase of $351 million in other short-term borrowings, primarily short-term FHLB borrowings. Compared with December 31, 2016, total borrowed funds decreased $2.7 billion, or 16%. Short-term borrowings decreased $1.7 billion reflecting a $1.4 billion decrease in other short-term borrowings, primarily short-term FHLB borrowings, and a $333 million decrease in Federal funds purchased and repurchase agreements. Long-term borrowings decreased by $1.0 billion reflecting a decrease of $3.5 billion in long-term FHLB borrowings, partially offset by an increase of $2.5 billion in long-term senior debt.

Average borrowed funds of $14.8 billion were broadly stable with prior periods, increasing $208 million from third quarter 2017 and decreasing $435 million compared with the fourth quarter 2016.

Capital				4Q17 change from
($s and shares in millions except per share data)	4Q17	3Q17	4Q16	3Q17		4Q16
				$	%	$	%
Period-end capital
Stockholders’ equity	$20,270	$20,109	$19,747	$161	1%	$523	3%
Stockholders’ common equity	20,023	19,862	19,499	161	1	524	3
Tangible common equity	13,489	13,512	13,154	(23)	—	335	3
Tangible book value per common share	$27.48	$27.05	$25.69	$0.43	2	$1.79	7
Common shares - at end of period	490.8	499.5	512.0	(8.7)	(2)	(21.1)	(4)
Common shares - average (diluted)	493.8	502.2	513.9	(8.4)	(2)%	(20.1)	(4)%
Common equity tier 1 capital ratio(1,2)	11.1%	11.1%	11.2%
Total capital ratio(1,2)	13.8	13.8	14.0
Tier 1 leverage ratio(1,2)	9.9%	9.9%	9.9%

1)	Current reporting-period regulatory capital ratios are preliminary.
2)	Basel III ratio definitions impacting risk-weighted assets and qualifying Basel III capital fully phase in as of January 1, 2018.

At December 31, 2017, our Basel III capital ratios on a transitional basis remained well in excess of applicable regulatory requirements. Our CET1 capital ratio of 11.1% at December 31, 2017 compares with 11.1% at September 30, 2017 and 11.2% at December 31, 2016.

Additionally, we expect to record a benefit for an anticipated FASB accounting change related to Tax Legislation that will be applicable to calendar 2017. The pro forma impact of this change would increase the CET1 ratio to 11.2% from 11.1%. Our total capital ratio of 13.8% at December 31, 2017 compares with 13.8% at September 30, 2017 and 14.0% at December 31, 2016. Our capital ratios continue to reflect progress against our objective of aligning our capital profile to be consistent with that of peer regional banks, while maintaining a strong capital base to support our growth aspirations, strategy and risk appetite. Tangible book value per common share of $27.48 increased 2% compared with third quarter 2017 and 7% compared with fourth quarter 2016.

Citizens Financial Group, Inc.

During the fourth quarter 2017, the company repurchased 8.8 million shares of common stock at a weighted-average price of $38.18, and including common dividends, returned $424 million to shareholders. These results compare with $315 million returned to common shareholders in third quarter 2017 and $242 million in fourth quarter 2016.

In 2017, the company repurchased 22.4 million shares of common stock at a weighted-average price of $36.67, and including common dividends, returned $1.14 billion to common shareholders. Comparables for 2016 were repurchases of 17.3 million shares of common stock at a weighted-average price of $24.81, and including common dividends, $671 million returned to common shareholders.

Citizens also announced today that its board of directors declared a 22% increase in its quarterly cash dividend to $0.22 per common share.

Credit quality review				4Q17 change from
($s in millions)	4Q17	3Q17	4Q16	3Q17			4Q16
				$		%	$		%
Nonperforming loans and leases	$871	$932	$1,045	$(61)		(7)%	$(174)		(17)%
Net charge-offs	78	65	104	13		20	(26)		(25)
Provision for credit losses	83	72	102	11		15	(19)		(19)
Allowance for loan and lease losses	$1,236	$1,224	$1,236	$12		1%	$—		—%
Total nonperforming loans and leases as a % of total loans and leases	0.79%	0.85%	0.97%	(6	)bps		(18	)bps
Net charge-offs as % of total loans and leases	0.28	0.24	0.39	4	bps		(11	)bps
Allowance for loan and lease losses as a % of total loans and leases	1.12%	1.11%	1.15%	1	bps		(3	)bps
Allowance for loan and lease losses as a % of nonperforming loans and leases	142.0%	131.4%	118.3%	NM			NM

Overall credit quality remains strong, reflecting growth in high quality retail loans and broadly stable risk profile in commercial portfolios. Nonperforming loans and leases of $871 million decreased $61 million, or 7%, from September 30, 2017, primarily reflecting a decrease in commercial, driven by payoffs. Compared to December 31, 2016, nonperforming loans and leases decreased $174 million, or 17%, reflecting a $122 million decrease in commercial, driven by a reduction in nonperforming commodities-related credits, and a $52 million decrease in retail, largely in real-estate secured categories. The nonperforming loans and leases to total loans and leases ratio of 0.79% at December 31, 2017 improved six basis points from 0.85% at September 30, 2017 and improved 18 basis points from 0.97% at December 31, 2016.

Net charge-offs of $78 million increased $13 million from third quarter 2017, reflecting an $2 million increase in commercial and an $11 million increase in retail largely driven by seasonality in auto and education, as well as growth in the retail unsecured portfolio. Compared with fourth quarter 2016, net charge-offs decreased $26 million, reflecting a $14 million decrease in commercial net charge-offs and a $12 million decrease in retail net charge-offs. Fourth quarter 2017 net charge-offs of 28 basis points of average loans and leases compares with 24 basis points in third quarter 2017 and 39 basis points in fourth quarter 2016.

Allowance for loan and lease losses of $1.2 billion increased slightly compared to third quarter 2017, primarily reflecting growth and seasoning in the consumer unsecured portfolio. Allowance for loan and lease losses is stable compared with fourth quarter 2016 levels, reflecting strong overall credit quality that helped offset reserves to fund year-over-year loan growth.

The ratio of the allowance for loan and lease losses to total loans and leases was 1.12% as of December 31, 2017, which was stable compared with 1.11% as of September 30, 2017 and down modestly from 1.15% as of December 31, 2016.

Citizens Financial Group, Inc.

The allowance for loan and lease losses to nonperforming loans and leases ratio of 142% as of December 31, 2017 compares to 131% as of September 30, 2017, and 118% as of December 31, 2016, reflecting the decrease in nonperforming loans.

Additional Segment Detail:

Consumer Banking Segment				4Q17 change from
($s in millions)	4Q17	3Q17	4Q16	3Q17			4Q16
				$		%	$		%
Net interest income	$682	$674	$639	$8		1%	$43		7%
Noninterest income	229	227	227	2		1	2		1

Total revenue	911	901	866	10		1	45		5
Noninterest expense	654	648	649	6		1	5		1

Pre-provision profit	257	253	217	4		2	40		18
Provision for credit losses	76	65	74	11		17	2		3

Income before income tax expense	181	188	143	(7)		(4)	38		27
Income tax expense	64	66	51	(2)		(3)	13		25

Net income	$117	$122	$92	$(5)		(4)%	$25		27%

Average balances
Total loans and leases (1)	$59,547	$58,679	$56,711	$868		1%	$2,836		5%
Total deposits	$75,154	$75,085	$73,124	$69		—%	$2,030		3%

Key performance metrics*
ROTCE (2)	8.3%	8.7%	7.0%	(43	)bps		132	bps
Efficiency ratio	72%	72%	75%	2	bps		(300	)bps
Loan-to-deposit ratio (period-end)(1)	79.5%	78.6%	77.3%	90	bps		216	bps

1)	Includes held for sale.
2)	Operating segments are allocated capital on a risk-adjusted basis considering economic and regulatory capital requirements. We approximate that regulatory capital is equivalent to a sustainable target level of common equity tier 1 and then allocate that approximation to the segments based on economic capital.

Consumer Banking net income of $117 million in fourth quarter 2017 decreased $5 million, or 4%, from third quarter 2017 reflecting after-tax notable items of $5 million included in noninterest expense primarily associated with our strategic growth initiatives. Excluding these notable items, Consumer Banking net income of $122 million in fourth quarter 2017 was stable with third quarter 2017 and increased $30 million compared with fourth quarter 2016.* Net interest income increased $8 million, or 1%, compared with third quarter 2017 reflecting growth in mortgage, education and unsecured retail loan balances as well as the benefit of improved loan yields, partially offset by an increase in deposit costs. Noninterest income increased $2 million, or 1%, as higher trust and investment services fees were partially offset by seasonally lower card fees. Noninterest expense increased $6 million from third quarter 2017, given the impact of $9 million of notable items tied to growth initiatives largely in outside services, which includes costs tied to strategic growth initiatives.* Results also include an increase in occupancy and other operating expense, offset by seasonally lower marketing spend and salary and benefits expense. Excluding notable items, noninterest expense decreased $3 million from third quarter 2017.* Provision for credit losses increased $11 million from third quarter 2017, reflecting higher net charge-offs largely driven by seasonality in auto and education, as well as an increase for unsecured primarily tied to portfolio seasoning.

Compared with fourth quarter 2016, net income increased $25 million, or 27%, reflecting a $45 million increase in total revenue and a $5 million increase in noninterest expense. Excluding notable items, Consumer Banking net income increased $30 million compared with fourth quarter 2016.* Net interest income increased $43 million, or 7%, as improved loan yields and a $2.8 billion increase in average loans, driven by growth in mortgage, education and unsecured retail loan balances, were partially offset by an increase in deposit costs. Noninterest income was up 1% compared with fourth quarter 2016, largely reflecting higher trust and investment fees and card fees, partially offset by lower mortgage banking fees.

Citizens Financial Group, Inc.

Compared to fourth quarter 2016, noninterest expense increased $5 million reflecting an increase in outside services and in salaries and benefits associated with growth initiatives, along with higher FDIC expense. These increases were partially offset by lower fraud and other losses. Excluding the notable items, noninterest expense decreased $4 million compared with fourth quarter 2016.* Provision for credit losses was stable compared with fourth quarter 2016, as higher consumer unsecured and education net charge-offs were partially offset by lower home equity and mortgage net charge-offs.

Commercial Banking Segment				4Q17 change from
($s in millions)	4Q17	3Q17	4Q16	3Q17			4Q16
				$		%	$		%
Net interest income	$367	$354	$347	$13		4%	$20		6%
Noninterest income	138	136	122	2		1	16		13

Total revenue	505	490	469	15		3	36		8
Noninterest expense	195	195	187	—		—	8		4

Pre-provision profit	310	295	282	15		5	28		10
Provision for credit losses	(1)	—	20	(1)		NM	(21)		(105)

Income before income tax expense	311	295	262	16		5	49		19
Income tax expense	105	94	90	11		12	15		17

Net income	$206	$201	$172	$5		2%	$34		20%

Average balances
Total loans and leases (1)	$48,938	$48,746	$47,010	$192		—%	$1,928		4%
Total deposits	$31,514	$30,751	$29,410	$763		2%	$2,104		7%

Key performance metrics*
ROTCE (2)	14.1%	14.1%	12.9%	9	bps		121	bps
Efficiency ratio	39%	39%	40%	(55	)bps		(99	)bps
Loan-to-deposit ratio (period-end)(1)	152.8%	160.5%	166.3%	(768	)bps		NM

1)	Includes held for sale.
2)	Operating segments are allocated capital on a risk-adjusted basis considering economic and regulatory capital requirements. We approximate that regulatory capital is equivalent to a sustainable target level for common equity tier 1 and then allocate that approximation to the segments based on economic capital.

Commercial Banking net income of $206 million for fourth quarter 2017 increased $5 million, or 2%, versus third quarter 2017 driven by higher net interest income and noninterest income. Net interest income increased $13 million, or 4%, versus third quarter 2017, reflecting strong deposit balance growth. Modest loan growth reflects growth in Mid-corporate, Private Equity and the impact of geographic expansion strategies, partially offset by planned runoff in the Asset Finance portfolio. Noninterest income increased 1% compared with third quarter 2017 as higher foreign exchange and interest rate products, leasing fees and letter of credit fees offset lower capital markets fees from record levels in third quarter 2017. Noninterest expense was stable. Fourth quarter 2017 provision for credit losses remained stable versus third quarter 2017.

Compared with fourth quarter 2016, net income increased $34 million, or 20%, driven by a $36 million increase in total revenue and a $21 million reduction in provision expense, partially offset by an $8 million increase in noninterest expense. Compared to fourth quarter 2016, net interest income increased $20 million, or 6%, as the benefit of 4% average loan and lease growth and improved loan yields was partially offset by higher deposit costs. Average loans and leases increased $1.9 billion, driven by strength in Mid-corporate, Private Equity, Commercial Real Estate and Franchise Finance, as well as the impact of our geographic expansion strategies, partially offset by planned runoff in the Asset Finance portfolio and the impact of lower line utilization. Compared to fourth quarter 2016, noninterest income increased $16 million, or 13%, reflecting strength in capital markets, letter of credit and loan fees and card fees. Noninterest expense increased $8 million, or 4%, reflecting higher salaries and benefits expense and outside services, partially offset by lower legal and regulatory expense. Provision for credit losses decreased $21 million from higher fourth quarter 2016 levels largely tied to commodities-related credits.

Citizens Financial Group, Inc.

Other(1)				4Q17 change from
($s in millions)	4Q17	3Q17	4Q16	3Q17		4Q16
				$	%	$	%
Net interest income	$31	$34	$—	$(3)	(9)%	$31	NM
Noninterest income	37	18	28	19	106	9	32

Total revenue	68	52	28	16	31	40	143
Noninterest expense	49	15	11	34	NM	38	NM

Pre-provision profit (loss)	19	37	17	(18)	(49)	2	12
Provision for credit losses	8	7	8	1	14	—	—

Income (loss) before income tax expense (benefit)	11	30	9	(19)	(63)	2	22
Income tax expense (benefit)	(332)	5	(9)	(337)	NM	(323)	NM

Net income (loss)	$343	$25	$18	$318	NM	$325	NM

Average balances
Total loans and leases (2)	$2,732	$2,796	$3,370	$(64)	(2)%	$(638)	(19)%
Total deposits	$7,085	$7,111	$6,591	$(26)	—%	$494	7%

1)	Includes the financial impact of non-core, liquidating loan portfolios and other non-core assets, our treasury activities, wholesale funding activities, securities portfolio, community development assets and other unallocated assets, liabilities, capital, revenues, provision for credit losses and expenses, including income tax expense, not attributed to our Consumer Banking or Commercial Banking segments.
2)	Includes held for sale.

Other net income of $343 million in fourth quarter 2017 versus third quarter 2017 increased by $318 million, driven primarily by the $331 million deferred tax liability benefit tied to the 2017 Tax Legislation. Net interest income decreased $3 million, or 9%, driven by higher funding costs. Noninterest income increased $19 million, driven primarily by $17 million pre-tax, or $10 million after-tax, of notable items related to the gain on the sale of the TDR Transaction II.* Noninterest expense increased $34 million, driven primarily by $31 million of notable items, which included $12.5 million related to our one-time colleague bonus, $10 million in charitable contributions expense and $9 million related to our efficiency initiatives. Provision expense increased $1 million related to non-core net charge-offs, partially offset by a lower reserve build versus third quarter 2017. Income tax expense included the $331 million deferred tax liability benefit tied to the 2017 Tax Legislation and the impact of $7 million tied to historic tax credit investment costs.

Other net income in fourth quarter 2017 increased $325 million versus fourth quarter 2016, driven primarily by the deferred tax liability benefit notable item tied to the 2017 Tax Legislation.* Net interest income increased $31 million, driven by residual funds transfer pricing and higher investment portfolio income versus fourth quarter 2016 levels, partially offset by higher funding costs, non-core portfolio run-off and the lower benefit of swaps. Noninterest income increased $9 million and included $17 million of pre-tax notable items related to the TDR Transaction II gain which more than offset lower leasing income and other net gains. Noninterest expense increased $38 million, driven primarily by notable items recorded in fourth quarter 2017. Provision expense was stable versus fourth quarter 2016.

Citizens Financial Group, Inc.

Corresponding Financial Tables and Information

Investors are encouraged to review the foregoing summary and discussion of Citizens’ earnings and financial condition in conjunction with the detailed financial tables and other information available on the Investor Relations portion of the company’s website at www.citizensbank.com/about-us.

Media:	Peter Lucht - 781.655.2289

Investors:	Ellen A. Taylor - 203.900.6854

Conference Call

CFG management will host a live conference call today with details as follows:

Time:	9:00 am ET

Dial-in:	(800) 553-5275, conference ID 432751

Webcast/Presentation: The live webcast will be available at http://investor.citizensbank.com under Events & Presentations.

Replay Information: A replay of the conference call will be available beginning at 11:00 am ET on January 19 through February 19, 2018. Please dial (800) 475-6701 and enter access code 432751. The webcast replay will be available at http://investor.citizensbank.com under Events & Presentations.

About Citizens Financial Group, Inc.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $152.3 billion in assets as of December 31, 2017. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Citizens helps its customers reach their potential by listening to them and by understanding their needs in order to offer tailored advice, ideas and solutions. In Consumer Banking, Citizens provides an integrated experience that includes mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,300 ATMs and approximately 1,150 branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Consumer Banking products and services include a full range of banking, lending, savings, wealth management and small business offerings. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services, including lending and deposits, capital markets, treasury services, foreign exchange and interest rate products, and asset finance. More information is available at www.citizensbank.com or visit us on Twitter, LinkedIn or Facebook.

Citizens Financial Group, Inc.

Key Performance Metrics and Non-GAAP Financial Measures and Reconciliations

(in millions, except share, per-share and ratio data)

Key Performance Metrics:

Our management team uses key performance metrics (KPMs) to gauge our performance and progress over time in achieving our strategic and operational goals and also in comparing our performance against our peers. We have established the following financial targets, in addition to others, as KPMs, which are utilized by our management in measuring our progress against financial goals and as a tool in helping assess performance for compensation purposes. These KPMs can largely be found in our periodic reports which are filed with the Securities and Exchange Commission, and are supplemented from time to time with additional information in connection with our quarterly earnings releases.

Our key performance metrics include:

Return on average tangible common equity (ROTCE);

Return on average total tangible assets (ROTA);

Efficiency ratio;

Operating leverage; and

Common equity tier 1 capital ratio (U.S. Basel III Standardized fully phased-in basis).

In establishing goals for these KPMs, we determined that they would be measured on a management-reporting basis, or an operating basis, which we refer to externally as “Adjusted” or “Underlying” results. We believe that these “Adjusted” or “Underlying” results provide the best representation of our financial progress toward these goals as they exclude items that our management does not consider indicative of our ongoing financial performance. KPMs that contain “Adjusted” or “Underlying” results are considered non-GAAP financial measures.

Non-GAAP Financial Measures:

This document contains non-GAAP financial measures. The following tables present reconciliations of our non-GAAP measures. These reconciliations exclude “Adjusted” or “Underlying” items, which are included, where applicable, in the financial results presented in accordance with GAAP. “Adjusted” or “Underlying” results, which are non-GAAP measures, exclude certain items, as applicable, that may occur in a reporting period which management does not consider indicative of on-going financial performance.

The non-GAAP measures presented in the following tables include reconciliations to the most directly comparable GAAP measures and are: “noninterest income”, “total revenue”, “ noninterest expense”, “pre-provision profit”, “total credit-related costs”, “income before income tax expense”, “income tax expense”, “effective income tax rate”, “net income”, “net income available to common stockholders”, “other income”, “salaries and employee benefits”, “outside services”, “amortization of software expense”, “other operating expense”, “net income per average common share”, “return on average common equity” and “return on average total assets”.

We believe these non-GAAP measures provide useful information to investors because these are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions. In addition, we believe our “Adjusted” or “Underlying” results in any period do not reflect our operational performance in that period and, accordingly, it is useful to consider our GAAP results and our “Adjusted” or “Underlying” results together. We believe this presentation also increases comparability of period-to-period results.

Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by other companies. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measure. Non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for our results as reported under GAAP.

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations

(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS									FULL YEAR
							4Q17 Change						2017 Change
		4Q17	3Q17	2Q17	1Q17	4Q16	3Q17		4Q16		2017	2016	2016
							$	%	$	%			$	%
Noninterest income, Adjusted/Underlying:
Noninterest income (GAAP)		$404	$381	$370	$379	$377	$23	6%	$27	7%	$1,534	$1,497	$37	2%
Less: Notable items		17	—	(11)	—	—	17	100	17	100	6	67	(61)	(91)

Noninterest income, Adjusted/Underlying (non-GAAP)		$387	$381	$381	$379	$377	$6	2%	$10	3%	$1,528	$1,430	$98	7%

Total revenue, Adjusted/Underlying:
Total revenue (GAAP)	A	$1,484	$1,443	$1,396	$1,384	$1,363	$41	3%	$121	9%	$5,707	$5,255	$452	9%
Less: Notable items		17	—	(11)	—	—	17	100	17	100	6	67	(61)	(91)

Total revenue, Adjusted/Underlying (non-GAAP)	B	$1,467	$1,443	$1,407	$1,384	$1,363	$24	2%	$104	8%	$5,701	$5,188	$513	10%

Noninterest expense, Adjusted/Underlying:
Noninterest expense (GAAP)	C	$898	$858	$864	$854	$847	$40	5%	$51	6%	$3,474	$3,352	$122	4%
Less: Notable items		40	—	15	—	—	40	100	40	100	55	36	19	53

Noninterest expense, Adjusted/Underlying (non-GAAP)	D	$858	$858	$849	$854	$847	$—	—%	$11	1%	$3,419	$3,316	$103	3%

Pre-provision profit:
Total revenue (GAAP)	A	$1,484	$1,443	$1,396	$1,384	$1,363	$41	3%	$121	9%	$5,707	$5,255	$452	9%
Less: Noninterest expense (GAAP)	C	898	858	864	854	847	40	5	51	6	3,474	3,352	122	4

Pre-provision profit (GAAP)		$586	$585	$532	$530	$516	$1	—%	$70	14%	$2,233	$1,903	$330	17%

Pre-provision profit, Adjusted/Underlying:
Total revenue, Adjusted/Underlying (non-GAAP)	B	$1,467	$1,443	$1,407	$1,384	$1,363	$24	2%	$104	8%	$5,701	$5,188	$513	10%
Less: Noninterest expense, Adjusted/Underlying (non-GAAP)	D	858	858	849	854	847	—	—	11	1	3,419	3,316	103	3

Pre-provision profit, Adjusted/Underlying (non-GAAP)		$609	$585	$558	$530	$516	$24	4%	$93	18%	$2,282	$1,872	$410	22%

Total credit-related costs, Adjusted/Underlying:
Provision for credit losses (GAAP)		$83	$72	$70	$96	$102	$11	15%	($19)	(19%)	$321	$369	($48)	(13%)
Add: Lease impairment credit-related costs		—	—	26	—	—	—	—	—	—	26	—	26	100

Total credit-related costs, Adjusted/Underlying (non-GAAP)		$83	$72	$96	$96	$102	$11	15%	($19)	(19%)	$347	$369	($22)	(6%)

Income before income tax expense, Adjusted/Underlying:
Income before income tax expense (GAAP)	E	$503	$513	$462	$434	$414	($10)	(2%)	$89	21%	$1,912	$1,534	$378	25%
Less: Income before income tax expense (benefit) related to notable items		(23)	—	—	—	—	(23)	(100)	(23)	(100)	(23)	31	(54)	(174)

Income before income tax expense, Adjusted/Underlying (non-GAAP)	F	$526	$513	$462	$434	$414	$13	3%	$112	27%	$1,935	$1,503	$432	29%

Income tax expense, Adjusted/Underlying:
Income tax expense (GAAP)	G	($163)	$165	$144	$114	$132	($328)	(199%)	($295)	(223%)	$260	$489	($229)	(47%)
Less: Income tax expense (benefit) related to notable/Underlying items		(340)	—	—	(23)	—	(340)	(100)	(340)	(100)	(363)	12	(375)	NM

Income tax expense, Adjusted/Underlying (non-GAAP)	H	$177	$165	$144	$137	$132	$12	7%	$45	34%	$623	$477	$146	31%

Net income, Adjusted/Underlying:
Net income (GAAP)	I	$666	$348	$318	$320	$282	$318	91%	$384	136%	$1,652	$1,045	$607	58%
Add: Notable items, net of income tax expense (benefit)		(317)	—	—	(23)	—	(317)	(100)	(317)	(100)	(340)	(19)	(321)	NM

Net income, Adjusted/Underlying (non-GAAP)	J	$349	$348	$318	$297	$282	$1	—%	$67	24%	$1,312	$1,026	$286	28%

Net income available to common stockholders, Adjusted/Underlying:
Net income available to common stockholders (GAAP)	K	$666	$341	$318	$313	$282	$325	95%	$384	136%	$1,638	$1,031	$607	59%
Add: Notable items, net of income tax expense (benefit)		(317)	—	—	(23)	—	(317)	(100)	(317)	(100)	(340)	(19)	(321)	NM

Net income available to common stockholders, Adjusted/Underlying (non-GAAP)	L	$349	$341	$318	$290	$282	$8	2%	$67	24%	$1,298	$1,012	$286	28%

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations (continued)

(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS											FULL YEAR
							4Q17 Change								2017 Change
		4Q17	3Q17	2Q17	1Q17	4Q16	3Q17			4Q16			2017	2016	2016
							$/bps		%	$/bps		%			$/bps		%
Operating leverage:
Total revenue (GAAP)	A	$1,484	$1,443	$1,396	$1,384	$1,363	$41		2.86%	$121		8.93%	$5,707	$5,255	$452		8.61%
Less: Noninterest expense (GAAP)	C	898	858	864	854	847	40		4.79	51		6.03	3,474	3,352	122		3.63

Operating leverage									(1.93%)			2.90%					4.98%

Operating leverage, Adjusted/Underlying:
Total revenue, Adjusted/Underlying (non-GAAP)	B	$1,467	$1,443	$1,407	$1,384	$1,363	$24		1.68%	$104		7.67%	$5,701	$5,188	$513		9.90%
Less: Noninterest expense, Adjusted/Underlying (non-GAAP)	D	858	858	849	854	847	—		0.12	11		1.31	3,419	3,316	103		3.10
Operating leverage, Adjusted/Underlying (non-GAAP)									1.56%			6.36%					6.80%
Efficiency ratio and efficiency ratio, Adjusted/Underlying:
Efficiency ratio	C/A	60.52%	59.41%	61.94%	61.68%	62.18%	111	bps		(166	)bps		60.87%	63.80%	(293	)bps
Efficiency ratio, Adjusted/Underlying (non-GAAP)	D/B	58.50	59.41	60.36	61.68	62.18	(91	)bps		(368	)bps		59.96	63.92	(396	)bps
Effective income tax rate and effective income tax rate, Adjusted/Underlying:
Effective income tax rate	G/E	(32.40%)	32.18%	31.13%	26.36%	31.90%	NM			NM			13.62%	31.88%	NM
Effective income tax rate, Adjusted/Underlying	H/F	33.68	32.18	31.13	31.56	31.90	150	bps		178	bps		32.20	31.74	46	bps
Return on average common equity and return on average common equity, Adjusted/Underlying:
Average common equity (GAAP)	M	$19,624	$19,728	$19,659	$19,460	$19,645	($104)		(1%)	($21)		—%	$19,618	$19,698	($80)		—%
Return on average common equity	K/M	13.46%	6.87%	6.48%	6.52%	5.70%	659		bps	776		bps	8.35%	5.23%	312		bps
Return on average common equity, Adjusted/Underlying (non-GAAP)	L/M	7.05	6.87	6.48	6.05	5.70	18		bps	135		bps	6.62	5.14	148		bps
Return on average tangible common equity and return on average tangible common equity, Adjusted/Underlying:
Average common equity (GAAP)	M	$19,624	$19,728	$19,659	$19,460	$19,645	($104)		(1%)	($21)		—%	$19,618	$19,698	($80)		—%
Less: Average goodwill (GAAP)		6,887	6,887	6,882	6,876	6,876	—		—	11		—	6,883	6,876	7		—
Less: Average other intangibles (GAAP)		2	2	2	—	1	—		—	1		100	2	2	—		—
Add: Average deferred tax liabilities related to goodwill (GAAP)		531	537	534	531	523	(6)		(1)	8		2	534	502	32		6

Average tangible common equity	N	$13,266	$13,376	$13,309	$13,115	$13,291	($110)		(1%)	($25)		—%	$13,267	$13,322	($55)		—%

Return on average tangible common equity	K/N	19.92%	10.13%	9.57%	9.68%	8.43%	979	bps		NM	bps		12.35%	7.74%	461	bps
Return on average tangible common equity, Adjusted/Underlying (non-GAAP)	L/N	10.43	10.13	9.57	8.98	8.43	30	bps		200	bps		9.79	7.60	219	bps
Return on average total assets and return on average total assets, Adjusted/Underlying:
Average total assets (GAAP)	O	$151,111	$150,012	$149,878	$148,786	$147,315	$1,099		1%	$3,796		3%	$149,953	$143,183	$6,770		5%
Return on average total assets	I/O	1.75%	0.92%	0.85%	0.87%	0.76%	83	bps		99	bps		1.10%	0.73%	37	bps
Return on average total assets, Adjusted/Underlying (non-GAAP)	J/O	0.92	0.92	0.85	0.81	0.76	—	bps		16	bps		0.88	0.72	16	bps
Return on average total tangible assets and return on average total tangible assets, Adjusted/Underlying:
Average total assets (GAAP)	O	$151,111	$150,012	$149,878	$148,786	$147,315	$1,099		1%	$3,796		3%	$149,953	$143,183	$6,770		5%
Less: Average goodwill (GAAP)		6,887	6,887	6,882	6,876	6,876	—		—	11		—	6,883	6,876	7		—
Less: Average other intangibles (GAAP)		2	2	2	—	1	—		—	1		100	2	2	—		—
Add: Average deferred tax liabilities related to goodwill (GAAP)		531	537	534	531	523	(6)		(1)	8		2	534	502	32		6

Average tangible assets	P	$144,753	$143,660	$143,528	$142,441	$140,961	$1,093		1%	$3,792		3%	$143,602	$136,807	$6,795		5%

Return on average total tangible assets	I/P	1.83%	0.96%	0.89%	0.91%	0.79%	87	bps		104	bps		1.15%	0.76%	39	bps
Return on average total tangible assets, Adjusted/Underlying (non-GAAP)	J/P	0.96	0.96	0.89	0.85	0.79	—	bps		17	bps		0.01	0.75	16	bps

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations (continued)

(in millions, except share, per-share and ratio data)

			QUARTERLY TRENDS									FULL YEAR
								4Q17 Change						2017 Change
			4Q17	3Q17	2Q17	1Q17	4Q16	3Q17		4Q16		2017	2016	2016
								$/bps	%	$/bps	%			$/bps	%
Tangible book value per common share:
Common shares - at end of period (GAAP)	Q		490,812,912	499,505,285	505,880,851	509,515,646	511,954,871	(8,692,373)	(2%)	(21,141,959)	(4%)	490,812,912	511,954,871	(21,141,959)	(4%)
Common stockholders’ equity (GAAP)			$20,023	$19,862	$19,817	$19,600	$19,499	$161	1	$524	3	$20,023	$19,499	$524	3
Less: Goodwill (GAAP)			6,887	6,887	6,887	6,876	6,876	—	—	11	—	6,887	6,876	11	—
Less: Other intangible assets (GAAP)			2	2	2	—	1	—	—	1	100	2	1	1	100
Add: Deferred tax liabilities related to goodwill (GAAP)			355	539	535	534	532	(184)	(34)	(177)	(33)	355	532	(177)	(33)

Tangible common equity	R		$13,489	$13,512	$13,463	$13,258	$13,154	($23)	—%	$335	3%	$13,489	$13,154	$335	3%

Tangible book value per common share	R/Q		$27.48	$27.05	$26.61	$26.02	$25.69	$0.43	2%	$1.79	7%	$27.48	$25.69	$1.79	7%
Net income per average common share - basic and diluted, Adjusted/Underlying:
Average common shares outstanding - basic (GAAP)	S		492,149,763	500,861,076	506,371,846	509,451,450	512,015,920	(8,711,313)	(2%)	(19,866,157)	(4%)	502,157,440	522,093,545	(19,936,105)	(4%)
Average common shares outstanding - diluted (GAAP)	T		493,788,007	502,157,384	507,414,122	511,348,200	513,897,085	(8,369,377)	(2)	(20,109,078)	(4)	503,685,091	523,930,718	(20,245,627)	(4)
Net income available to common stockholders (GAAP)	K		$666	$341	$318	$313	$282	$325	95	$384	136	$1,638	$1,031	$607	59
Net income per average common share - basic (GAAP)	K/S		1.35	0.68	0.63	0.61	0.55	0.67	99	0.80	145	3.26	1.97	1.29	65
Net income per average common share - diluted (GAAP)	K/T		1.35	0.68	0.63	0.61	0.55	0.67	99	0.80	145	3.25	1.97	1.28	65
Net income available to common stockholders, Adjusted/Underlying (non-GAAP)	L		349	341	318	290	282	8	2	67	24	1,298	1,012	286	28
Net income per average common share - basic, Adjusted/Underlying (non-GAAP)	L/S		0.71	0.68	0.63	0.57	0.55	0.03	4	0.16	29	2.59	1.94	0.65	34
Net income per average common share - diluted, Adjusted/Underlying (non-GAAP) L/T			0.71	0.68	0.63	0.57	0.55	0.03	4	0.16	29	2.58	1.93	0.65	34
Dividend payout ratio and dividend payout ratio, Adjusted/Underlying
Cash dividends declared and paid per common share	U		0.18	0.18	0.14	0.14	0.12	—	—	0.06	50	0.64	0.46	0.18	39
Dividend payout ratio	U/	(K/S)	13%	26%	22%	23%	22%	NM		(900)	bps	20%	23%	(300)	bps
Dividend payout ratio, Adjusted/Underlying (non-GAAP)	U/	(L/S)	25	26	22	25	22	(100)	bps	300	bps	25	24	100	bps

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations (continued)

(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS									FULL YEAR
							4Q17 Change						2017 Change
		4Q17	3Q17	2Q17	1Q17	4Q16	3Q17		4Q16		2017	2016	2016
							$	%	$	%			$	%
Other income, Adjusted/Underlying
Other income (GAAP)		$40	$18	$2	$24	$25	$22	122%	$15	60%	$84	$147	($63)	(43%)
Less: Notable items		17	—	(11)	—	—	17	100	17	100	6	67	(61)	(91)

Other income, Adjusted/Underlying (non-GAAP)		$23	$18	$13	$24	$25	$5	28%	($2)	(8%)	$78	$80	($2)	(3%)

Salaries and employee benefits, Adjusted/Underlying:
Salaries and employee benefits (GAAP)		$449	$436	$432	$444	$420	$13	3%	$29	7%	$1,761	$1,709	$52	3%
Less: Notable items		17	—	—	—	—	17	100	17	100	17	11	6	55

Salaries and employee benefits, Adjusted/Underlying (non-GAAP)		$432	$436	$432	$444	$420	($4)	(1%)	$12	3%	$1,744	$1,698	$46	3%

Outside services, Adjusted/Underlying:
Outside services (GAAP)		$118	$99	$96	$91	$98	$19	19%	$20	20%	$404	$377	$27	7%
Less: Notable items		12	—	—	—	—	12	100	12	100	12	8	4	50

Outside services, Adjusted/Underlying (non-GAAP)		$106	$99	$96	$91	$98	$7	7%	$8	8%	$392	$369	$23	6%

Occupancy, Adjusted/Underlying:
Occupancy (GAAP)		$80	$78	$79	$82	$77	$2	3%	$3	4%	$319	$307	$12	4%
Less: Notable items		—	—	—	—	—	—	—	—	—	—	—	—	—

Occupancy, Adjusted/Underlying (non-GAAP)		$80	$78	$79	$82	$77	$2	3%	$3	4%	$319	$307	$12	4%

Equipment expense, Adjusted/Underlying:
Equipment expense (GAAP)		$67	$65	$64	$67	$69	$2	3%	($2)	(3%)	$263	$263	$—	—%
Less: Notable items		—	—	—	—	—	—	—	—	—	—	—	—	—

Equipment expense, Adjusted/Underlying (non-GAAP)		$67	$65	$64	$67	$69	$2	3%	($2)	(3%)	$263	$263	$—	—%

Amortization of software, Adjusted/Underlying:
Amortization of software (GAAP)		$46	$45	$45	$44	$44	$1	2%	$2	5%	$180	$170	$10	6%
Less: Notable items		—	—	—	—	—	—	—	—	—	—	3	(3)	(100)

Amortization of software, Adjusted/Underlying (non-GAAP)		$46	$45	$45	$44	$44	$1	2%	$2	5%	$180	$167	$13	8%

Other operating expense, Adjusted/Underlying:
Other operating expense (GAAP)		$138	$135	$148	$126	$139	$3	2%	($1)	(1%)	$547	$526	$21	4%
Less: Notable items		11	—	15	—	—	11	100	11	100	26	14	12	86

Other operating expense, Adjusted/Underlying (non-GAAP)		$127	$135	$133	$126	$139	($8)	(6%)	($12)	(9%)	$521	$512	$9	2%

Pro forma U.S. Basel III fully phased-in common equity tier 1 capital ratio[1]:
Common equity tier 1 capital (regulatory)		$14,164	$14,093	$14,057	$13,941	$13,822
Less: Change in DTA and other threshold deductions (GAAP)		—	—	—	—	—

Pro forma Basel III fully phased-in common equity tier 1 capital	V	$14,164	$14,093	$14,057	$13,941	$13,822

Risk-weighted assets (regulatory general risk weight approach)		$127,614	$127,203	$125,774	$124,881	$123,857
Add: Net change in credit and other risk-weighted assets (regulatory)		297	251	249	247	244

Pro forma Basel III standardized approach risk-weighted assets	W	$127,911	$127,454	$126,023	$125,128	$124,101

Pro forma Basel III fully phased-in common equity tier 1 capital ratio[1]	V/W	11.1%	11.1%	11.2%	11.1%	11.1%

[1]	Per the final transition provision rule issued by banking regulators on November 21, 2017, U.S. Basel III ratio definitions impacting risk weighed assets and qualifying U.S. Basel III capital will be fully phased-in as of January 1, 2018.

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations - Segments

(in millions, except ratio data)

		FOURTH QUARTER 2017				THIRD QUARTER 2017
		Consumer Banking	Commercial Banking	Other	Consolidated	Consumer Banking	Commercial Banking	Other	Consolidated
Net income available to common stockholders:
Net income (GAAP)	A	$117	$206	$343	$666	$122	$201	$25	$348
Less: Preferred stock dividends		—	—	—	—	—	—	7	7

Net income available to common stockholders	B	$117	$206	$343	$666	$122	$201	$18	$341

Return on average tangible common equity:
Average common equity (GAAP)		$5,606	$5,756	$8,262	$19,624	$5,565	$5,685	$8,478	$19,728
Less: Average goodwill (GAAP)		—	—	6,887	6,887	—	—	6,887	6,887
Average other intangibles (GAAP)		—	—	2	2	—	—	2	2
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	531	531	—	—	537	537

Average tangible common equity	C	$5,606	$5,756	$1,904	$13,266	$5,565	$5,685	$2,126	$13,376

Return on average tangible common equity	B/C	8.29%	14.15%	NM	19.92%	8.72%	14.06%	NM	10.13%
Return on average total tangible assets:
Average total assets (GAAP)		$60,911	$50,169	$40,031	$151,111	$60,012	$49,833	$40,167	$150,012
Less: Average goodwill (GAAP)		—	—	6,887	6,887	—	—	6,887	6,887
Average other intangibles (GAAP)		—	—	2	2	—	—	2	2
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	531	531	—	—	537	537

Average tangible assets	D	$60,911	$50,169	$33,673	$144,753	$60,012	$49,833	$33,815	$143,660

Return on average total tangible assets	A/D	0.76%	1.62%	NM	1.83%	0.81%	1.60%	NM	0.96%
Efficiency ratio:
Noninterest expense (GAAP)	E	$654	$195	$49	$898	$648	$195	$15	$858
Net interest income (GAAP)		682	367	31	1,080	674	354	34	1,062
Noninterest income (GAAP)		229	138	37	404	227	136	18	381

Total revenue (GAAP)	F	$911	$505	$68	$1,484	$901	$490	$52	$1,443

Efficiency ratio	E/F	71.90%	38.84%	NM	60.52%	71.88%	39.39%	NM	59.41%

		SECOND QUARTER 2017				FIRST QUARTER 2017
		Consumer Banking	Commercial Banking	Other	Consolidated	Consumer Banking	Commercial Banking	Other	Consolidated
Net income available to common stockholders:
Net income (GAAP)	A	$118	$187	$13	$318	$95	$180	$45	$320
Less: Preferred stock dividends		—	—	—	—	—	—	7	7

Net income available to common stockholders	B	$118	$187	$13	$318	$95	$180	$38	$313

Return on average tangible common equity:
Average common equity (GAAP)		$5,519	$5,617	$8,523	$19,659	$5,460	$5,528	$8,472	$19,460
Less: Average goodwill (GAAP)		—	—	6,882	6,882	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	2	2	—	—	—	—
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	534	534	—	—	531	531

Average tangible common equity	C	$5,519	$5,617	$2,173	$13,309	$5,460	$5,528	$2,127	$13,115

Return on average tangible common equity	B/C	8.57%	13.37%	NM	9.57%	7.06%	13.18%	NM	9.68%
Return on average total tangible assets:
Average total assets (GAAP)		$59,244	$49,731	$40,903	$149,878	$58,660	$49,243	$40,883	$148,786
Less: Average goodwill (GAAP)		—	—	6,882	6,882	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	2	2	—	—	—	—
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	534	534	—	—	531	531

Average tangible assets	D	$59,244	$49,731	$34,553	$143,528	$58,660	$49,243	$34,538	$142,441

Return on average total tangible assets	A/D	0.80%	1.51%	NM	0.89%	0.66%	1.48%	NM	0.91%
Efficiency ratio:
Noninterest expense (GAAP)	E	$644	$192	$28	$864	$647	$190	$17	$854
Net interest income (GAAP)		657	344	25	1,026	638	346	21	1,005
Noninterest income (GAAP)		229	130	11	370	220	134	25	379

Total revenue (GAAP)	F	$886	$474	$36	$1,396	$858	$480	$46	$1,384

Efficiency ratio	E/F	72.64%	40.48%	NM	61.94%	75.41%	39.80%	NM	61.68%

		FOURTH QUARTER 2016
		Consumer Banking	Commercial Banking	Other	Consolidated
Net income available to common stockholders:
Net income (GAAP)	A	$92	$172	$18	$282
Less: Preferred stock dividends		—	—	—	—

Net income available to common stockholders	B	$92	$172	$18	$282

Return on average tangible common equity:
Average common equity (GAAP)		$5,275	$5,278	$9,092	$19,645
Less: Average goodwill (GAAP)		—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	1	1
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	523	523

Average tangible common equity	C	$5,275	$5,278	$2,738	$13,291

Return on average tangible common equity	B/C	6.97%	12.94%	NM	8.43%
Return on average total tangible assets:
Average total assets (GAAP)		$58,066	$48,024	$41,225	$147,315
Less: Average goodwill (GAAP)		—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	1	1
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	523	523

Average tangible assets	D	$58,066	$48,024	$34,871	$140,961

Return on average total tangible assets	A/D	0.63%	1.42%	NM	0.79%
Efficiency ratio:
Noninterest expense (GAAP)	E	$649	$187	$11	$847
Net interest income (GAAP)		639	347	—	986
Noninterest income (GAAP)		227	122	28	377

Total revenue (GAAP)	F	$866	$469	$28	$1,363

Efficiency ratio	E/F	74.90%	39.83%	NM	62.18%

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations – Segments, continued

(in millions, except ratio data)

		FULL YEAR
		2017				2016
		Consumer Banking	Commercial Banking	Other	Consolidated	Consumer Banking	Commercial Banking	Other	Consolidated
Net income available to common stockholders:
Net income (GAAP)	A	$452	$774	$426	$1,652	$345	$631	$69	$1,045
Less: Preferred stock dividends		—	—	14	14	—	—	14	14

Net income available to common stockholders	B	$452	$774	$412	$1,638	$345	$631	$55	$1,031

Return on average tangible common equity:
Average common equity (GAAP)		$5,538	$5,647	$8,433	$19,618	$5,166	$5,071	$9,461	$19,698
Less: Average goodwill (GAAP)		—	—	6,883	6,883	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	2	2	—	—	2	2
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	534	534	—	—	502	502

Average tangible common equity	C	$5,538	$5,647	$2,082	$13,267	$5,166	$5,071	$3,085	$13,322

Return on average tangible common equity	B/C	8.17%	13.70%	NM	12.35%	6.68%	12.44%	NM	7.74%
Return on average total tangible assets:
Average total assets (GAAP)		$59,714	$49,747	$40,492	$149,953	$56,388	$47,159	$39,636	$143,183
Less: Average goodwill (GAAP)		—	—	6,883	6,883	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	2	2	—	—	2	2
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	534	534	—	—	502	502

Average tangible assets	D	$59,714	$49,747	$34,141	$143,602	$56,388	$47,159	$33,260	$136,807

Return on average total tangible assets	A/D	0.76%	1.56%	NM	1.15%	0.61%	1.34%	NM	0.76%
Efficiency ratio:
Noninterest expense (GAAP)	E	$2,593	$772	$109	$3,474	$2,547	$741	$64	$3,352
Net interest income (GAAP)		2,651	1,411	111	4,173	2,443	1,288	27	3,758
Noninterest income (GAAP)		905	538	91	1,534	883	466	148	1,497

Total revenue (GAAP)	F	$3,556	$1,949	$202	$5,707	$3,326	$1,754	$175	$5,255

Efficiency ratio	E/F	72.93%	39.62%	NM	60.87%	76.57%	42.26%	NM	63.80%

Citizens Financial Group, Inc.

Forward-Looking Statements

This document contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.”

Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ, materially, from those in the forward-looking statements include the following, without limitation:

•	negative economic conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense;

•	the rate of growth in the economy and employment levels, as well as general business and economic conditions;

•	our ability to implement our strategic plan, including the cost savings and efficiency components, and achieve our indicative performance targets;

•	our ability to remedy regulatory deficiencies and meet supervisory requirements and expectations;

•	liabilities and business restrictions resulting from litigation and regulatory investigations;

•	our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;

•	the effect of changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;

•	changes in interest rates and market liquidity, as well as the magnitude of such changes, which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets;

•	the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;

•	financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including the Dodd-Frank Act and other legislation and regulation relating to bank products and services;

•	a failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers, including as a result of cyber-attacks; and

•	management’s ability to identify and manage these and other risks.

Citizens Financial Group, Inc.

In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or share repurchases will depend on our financial condition, earnings, cash needs, regulatory constraints, capital requirements (including requirements of our subsidiaries), and any other factors that our board of directors deems relevant in making such a determination. Therefore, there can be no assurance that we will pay any dividends to holders of our common stock, or as to the amount of any such dividends.

More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the United States Securities and Exchange Commission on February 24, 2017.

Note: Percentage changes, per share amounts and ratios presented in this document are calculated using whole dollars.

CFG-IR